EXHIBIT 99.1
NEWS RELEASE
Nabors’ Second Quarter EPS equals $0.19 Ex-Items of ($0.04) on Operating
Income of $125 Million.
Hamilton, Bermuda, July 27, 2010 /PRNewswire — FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced its financial results for the second quarter and first six months of 2010. The Company posted adjusted income derived from operating activities of $124.9 million for the current quarter, which compares to $143.9 million in the second quarter of last year when certain non-cash items are excluded, and $138.5 million in the first quarter of this year. Net Income was $43.6 million or $0.15 per diluted share, but when adjusted to exclude $12.2 million in non-operational items, net income was $55.9 million ($0.19 per diluted share). This compares to $90.9 million ($0.32 per diluted share) in the second quarter of last year and $40.2 million ($0.14 per diluted share) in the first quarter of this year. Operating revenues and earnings from unconsolidated affiliates totaled $915.3 million in the current quarter compared to $868.0 million in the second quarter of last year and $905.7 million in the first quarter of this year. For the six months ended June 30, 2010 adjusted income derived from operating activities was $263.4 million compared to $417.9 million in the first six months of 2009. Net income for the first six months of 2010 was $83.8 million ($0.29 per diluted share) which included $33.4 million, or $0.11 in similar non-operational items as previously discussed. Operating revenues and earnings from unconsolidated affiliates for the first six months of 2010 totaled $1.82 billion, compared to $2.1 billion for the first six months of 2009.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “I believe the second quarter marks the start of a steady upward progression in our business. Operating income was slightly lower than the first quarter as improving rig activity in our International and US Land Drilling units along with strong third-party sales in Canrig essentially offset seasonal downturns in Canada and Alaska and $2 million in lost income in our US Offshore business due to the suspended operations in the Gulf of Mexico.
“Net income was impacted by certain non-operational items amounting to approximately $12.2 million, or $0.04 per share. These items consisted of $4.8 million in foreign exchange losses; $3.6 million in book losses on $171 million in additional purchases of our convertible notes due May 2011; $2.2 million in tax adjustments internationally; a net reduction of $0.5 million in the carrying value of various equity holdings; and the elimination of $1.1 million in rig income derived from our oil and gas joint venture operations.
“Our US Lower 48 Land Drilling unit posted good results driven by a 14 rig increase in our quarterly average rig count. Our second quarter average rig count was 172.3 with a current count of 179 that includes four idle rigs receiving termination revenue. Despite this sharp increase in activity operating income was essentially flat, primarily attributable to the $14.1 million ($988 per rig day) reduction in contract termination income compared to the first quarter. This reduction, combined with higher labor and other operating costs, more than offsets the higher rig count as well as an increase in average dayrates of approximately $1,100 per rig day. We expect the balance of the year will still achieve increases in rig count and rates, but at a more modest pace. Leading edge rates for our PACE® and SCR rigs continue to improve significantly across all of our markets, with the less capable rigs improving only modestly.
“During the quarter we received additional long-term awards for five new PACE® rigs and three substantially upgraded SCR rigs. We now have 12 committed rigs under construction, including the four secured last quarter. We expect to secure at least five more new rig commitments in the near future, and we continue to receive inquiries regarding incremental PACE® and upgraded SCR rigs. Market demand continues to validate the benefits of AC rig technology, which can be approximated on our SCR rigs when we incorporate our proprietary K-BOX® and ROCKIT™ systems. Virtually all of these rigs are deploying into the shale plays where we continue to enjoy the largest market share. Of our 179 rigs working today, 82 are working on oil or liquids-rich wells, a market where we also enjoy the largest market share. Fewer than 20 of the remaining rigs are deployed on conventional gas projects, which are generally subject to term contracts, with the balance working in shale gas plays. We continue to expand in key areas, including the Bakken and Eagle Ford and most recently the Marcellus where we have commitments for 10 additional rigs to be deployed over the next year.
“Internationally, operating income increased to $65 million from the first quarter low point of $53.6 million as our rig count increased to 98 rigs compared to the 88 rigs working in the first quarter and the low of 84 rigs last November. Our rig count now stands at 100 rigs, and we expect continual quarterly increases through 2011. The ongoing deferrals of rig startups in Mexico and the more competitive environment in the Middle East have tempered our expectations as to the pace of recovery in the second half of this year. Consequently, we now expect this unit’s full-year operating income to be on the order of $260 million, with virtually the entire decrease from last year attributable to lower results in our Mexican and Saudi Arabian operations. Despite progressing slower than we previously indicated, we believe there is good visibility of steady growth, with unexpected rig shutdowns abating and more than 20 rig start-ups scheduled through late 2011. Eight of these rigs commenced in the second quarter and will contribute more fully throughout the balance of the year.
“In our US Land Well Servicing unit, results declined to $3.2 million as increased rig hours were more than offset by extraordinary expenses specific to this quarter. To meet rising demand we incurred significant costs refurbishing additional rigs, along with the higher overtime and wage increases necessary to staff increasing levels of activity in a tight market for experienced labor. Compared to the first quarter, activity increased from 148,000 to 157,000 hours at flat rates, with similar increases in trucking activity although with improving rates. In July, we implemented price increases of up to 10 percent in certain markets. Industry pricing is improving as we lead in implementing price increases in some areas and follow in others. With rig hours continuing to increase, we anticipate further rate progression, which should serve to more than offset the recent cost variances and return this unit to robust sequential growth.
“Our US Offshore unit’s growth trajectory was curtailed by the lingering effects of the recent events in the Gulf of Mexico. We estimate the impact on our business reduced second quarter operating income by approximately $2 million, limiting it to $8.1 million for the quarter. Operations on all but two of our six deepwater rigs were suspended and the remaining two rigs will likely cease operations soon. Another five shallower water operations are also being affected sporadically due to permitting delays and uncertainty which, along with the onset of hurricane season, is also inhibiting the commencement of numerous other projects, although political pressure is building to ease some of the obstacles. Consequently, we expect operating income for the second half to be reduced by over $25 million, with the potential for a modest loss in the third quarter. We are optimistic that the majority of these issues will begin to resolve in the fourth quarter and lead to an improved 2011 outlook.
“Our Canadian operations posted a loss of $9.5 million during the seasonally weak second quarter. This result was slightly better than we anticipated due to improved rig activity with an average of 18 drilling and 50 well-servicing rigs operating during the quarter. We expect this trend to continue with significant increases in rig activity in the second half leading to a full-year result on the order of $12 million. This improvement compares favorably to last year’s net loss, but is still well below the $180 million historical peak in this unit. This unit also has three new built PACE® rigs under construction that will deploy next winter and further improve prospective 2011 results.
“Alaskan results were down only slightly at $12.4 million as the winding down of the winter exploration season resulted in less rig activity. The full-year outlook continues to be 40% lower than last year, and our outlook for 2011 has also diminished with a softening market exacerbated by the introduction of three new competitor rigs that will deliver in late 2010 and 2011 to begin long-term contracts. BP constitutes well over 50% of the rig demand in Alaska and their curtailment of discretionary spending is further reducing rig requirements. Other short-term prospects have emerged, but won’t be quantifiable until later in the year. We believe our coiled tubing rig is still the best rig in the market and we expect to secure commitments for additional units next year.
“Our Other Operating Segments posted $8.3 million in operating income representing a 21 percent sequential increase primarily attributable to increased third-party sales in Canrig, which more than offset the second quarter seasonal slowdown in our Alaskan joint venture trucking operations and Ryan’s Canadian business. The second-half outlook for Canrig remains very promising with further increases in its third-party top drive and other equipment sales and the increasing acceptance of its Rockit directional drilling technology. New innovative products like the SUREGRIP™ casing running tool are expected to contribute meaningfully in 2011.
“Oil and Gas results were modestly positive although weak gas prices persist. We continue to focus on monetizing certain assets with the sale of our Colombian properties most likely to occur first, potentially later this year. We continue to explore the possibility of an initial public offering of our NFR joint venture, perhaps as early as the first half of 2011, and we recently engaged an investment banking firm with intimate knowledge of the Horn River region and the highest familiarity with interested Asian buyers to evaluate alternatives for our holdings there.
“Our financial position remains solid, with $987 million in cash and other long-term investments. We still plan to establish a revolving credit facility before the end of this year, and we continue to opportunistically buy our convertible debt due May 2011. As of June 30, 2010, the outstanding face value of these notes was $1.4 billion reflecting $171 million in purchases in the second quarter at an average yield to maturity of over 2.5% compared to the 20 basis points we are earning on our short-term portfolio. Following redemption we expect our debt-to-EBITDA ratio to approach 2.0. Opportunities to deploy capital at good returns continue to emerge and we have sufficient resources and access to low-cost capital if needed to fund new rigs and any attractive acquisitions that may arise.
“In summary, we are confident we have turned the corner and we are increasingly optimistic regarding steady and meaningful progress in our consolidated income throughout the balance of this year and in 2011. However, predicting the precise pace of this growth is more problematic. The last two years have been fraught with challenges including the weak gas price environment, the financial crisis, the economic downturn and most recently the events in the Gulf of Mexico, with all of them exerting adverse effects on our businesses. Nonetheless, we not only fared better than we expected internally, but we have been able to seize opportunities to enhance our business.”
The Nabors companies own and operate approximately 550 land drilling and approximately 728 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2010	2009	2010	2010	2009
Revenues and other income:
Operating revenues	$905,058	$867,869	$902,049	$1,807,107	$2,065,914
Earnings (losses) from unconsolidated affiliates (1)	10,218	(8,127)	3,661	13,879	(72,554)
Investment income (loss)	2,525	18,248	(2,360)	165	27,389

Total revenues and other income	917,801	877,990	903,350	1,821,151	2,020,749

Costs and other deductions:
Direct costs	524,240	453,922	512,402	1,036,642	1,119,209
General and administrative expenses	80,996	163,808	75,823	156,819	271,151
Depreciation and amortization	176,201	165,974	172,274	348,475	325,126
Depletion	8,922	2,590	6,755	15,677	5,343
Interest expense	65,226	66,027	66,745	131,971	133,105
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	10,952	6,689	20,309	31,261	(9,557)
Impairments and other charges (2)	—	227,083	—	—	227,083

Total costs and other deductions	866,537	1,086,093	854,308	1,720,845	2,071,460

Income (loss) before income taxes	51,264	(208,103)	49,042	100,306	(50,711)

Income tax expense (benefit):
Current	17,652	(43,425)	12,645	30,297	6,032
Deferred	(9,450)	28,528	(2,701)	(12,151)	12,344

Income tax expense (benefit)	8,202	(14,897)	9,944	18,146	18,376

Net income (loss)	43,062	(193,206)	39,098	82,160	(69,087)
Less: Net loss attributable to noncontrolling interest	559	220	1,102	1,661	1,271

Net income (loss) attributable to Nabors	$43,621	$(192,986)	$40,200	$83,821	$(67,816)

Earnings (losses) per share: (3)
Basic	$.15	$(.68)	$.14	$.29	$(.24)
Diluted	$.15	$(.68)	$.14	$.29	$(.24)

Weighted-average number of common shares outstanding: (3)
Basic	285,181	283,154	284,672	284,927	283,126

Diluted	289,796	283,154	290,736	290,266	283,126

Adjusted income (loss) derived from operating activities (1) (4)	$124,917	$73,448	$138,456	$263,373	$272,531

(1)	Included our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint ventures of $(75.0) million for the six months ended June 30, 2009.

(2)	Represents impairments and other charges recorded for the three months ended June 30, 2009.

(3)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(4)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures are an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income (loss) before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands, except ratios)	2010	2010	2009
ASSETS
Current assets:
Cash and short-term investments	$892,876	$1,061,014	$1,090,851
Accounts receivable, net	762,589	735,432	724,040
Other current assets	369,943	358,255	361,773

Total current assets	2,025,408	2,154,701	2,176,664
Long-term investments and other receivables	93,965	99,195	100,882
Property, plant and equipment, net	7,641,563	7,646,608	7,646,050
Goodwill	164,078	164,756	164,265
Investment in unconsolidated affiliates	321,293	307,044	306,608
Other long-term assets	253,834	252,421	250,221

Total assets	$10,500,141	$10,624,725	$10,644,690

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,345,819	$209	$163
Other current liabilities	642,263	579,075	608,459

Total current liabilities	1,988,082	579,284	608,622
Long-term debt	2,364,703	3,855,897	3,940,605
Other long-term liabilities	918,947	930,861	913,484

Total liabilities	5,271,732	5,366,042	5,462,711
Equity:
Shareholders’ equity	5,216,308	5,245,031	5,167,656
Noncontrolling interest	12,101	13,652	14,323

Total equity	5,228,409	5,258,683	5,181,979

Total liabilities and equity	$10,500,141	$10,624,725	$10,644,690

Cash, short-term and long-term investments (1)	$986,841	$1,160,209	$1,191,733

Funded debt to capital ratio: (2)
- Gross	0.39 : 1	0.40 : 1	0.41 : 1
- Net of cash and investments	0.32 : 1	0.32 : 1	0.33 : 1
Interest coverage ratio: (3)	5.9 : 1	5.5 : 1	6.2 : 1

(1)	The June 30, 2010, March 31, 2010 and December 31, 2009 amounts included $86.6 million, $91.4 million and $92.5 million, respectively, in oil and gas financing receivables that were included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing 12-month quotient of the sum of net income (loss) attributable to Nabors, interest expense, depreciation and amortization, depletion expense, impairments and other charges, income tax expense (benefit) and our proportionate share of writedowns from our unconsolidated oil and gas joint ventures less investment income (loss) divided by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2010	2009	2010	2010	2009
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$303,417	$249,859	$271,497	$574,914	$639,738
U.S. Land Well-servicing	104,860	100,080	97,991	202,851	234,442
U.S. Offshore	38,978	41,947	38,198	77,176	102,339
Alaska	43,385	53,207	49,794	93,179	115,989
Canada	60,759	45,651	115,556	176,315	159,245
International	267,007	327,551	245,344	512,351	670,207

Subtotal Contract Drilling (2)	818,406	818,295	818,380	1,636,786	1,921,960
Oil and Gas (3)	20,202	(6,001)	17,324	37,526	(66,045)
Other Operating Segments (4) (5)	107,749	104,931	95,513	203,262	260,399
Other reconciling items (6)	(31,081)	(57,483)	(25,507)	(56,588)	(122,954)

Total	$915,276	$859,742	$905,710	$1,820,986	$1,993,360

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$58,169	$70,075	$60,286	$118,455	$199,317
U.S. Land Well-servicing	3,231	6,192	7,185	10,416	19,850
U.S. Offshore	8,104	6,724	7,373	15,477	23,554
Alaska	12,388	16,374	13,957	26,345	37,199
Canada	(9,497)	(10,538)	14,882	5,385	2,797
International	64,972	101,303	53,579	118,551	204,278

Subtotal Contract Drilling (2)	137,367	190,130	157,262	294,629	486,995
Oil and Gas (3)	147	(15,228)	(727)	(580)	(86,562)
Other Operating Segments (4) (5)	8,317	5,321	6,890	15,207	24,275
Other reconciling items (7)	(20,914)	(106,775)	(24,969)	(45,883)	(152,177)

Total	124,917	73,448	138,456	263,373	272,531
Interest expense	(65,226)	(66,027)	(66,745)	(131,971)	(133,105)
Investment income (loss)	2,525	18,248	(2,360)	165	27,389
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(10,952)	(6,689)	(20,309)	(31,261)	9,557
Impairments and other charges (8)	—	(227,083)	—	—	(227,083)

Income (loss) before income taxes	$51,264	$(208,103)	$49,042	$100,306	$(50,711)

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	172.3	142.9	158.6	165.5	167.7
U.S. Offshore	11.0	12.2	12.0	11.5	13.7
Alaska	8.0	11.3	9.1	8.5	11.6
Canada	17.7	11.1	34.8	26.2	22.7
International (10)	97.6	104.1	88.3	93.0	109.0

Total rig years	306.6	281.6	302.8	304.7	324.7

Rig hours: (11)
U.S. Land Well-servicing	157,199	142,797	148,347	305,546	322,364
Canada Well-servicing	32,211	23,896	46,032	78,243	74,120

Total rig hours	189,410	166,693	194,379	383,789	396,484

(1)	These segments include our drilling, well-servicing and workover operations, on land and offshore.

(2)	Included earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $2.9 million, $.6 million and $.1 million for the three months ended June 30, 2010 and 2009 and March 31, 2010, respectively, and $3.0 million and $1.9 million for the six months ended June 30, 2010 and 2009, respectively.

(3)	Included earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $4.6 million, $(11.0) million and $.6 million for the three months ended June 30, 2010 and 2009 and March 31, 2010, respectively, and $5.1 million and $(83.3) million for the six months ended June 30, 2010 and 2009, respectively.

(4)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5)	Included earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $2.7 million, $2.3 million and $3.0 million, for the three months ended June 30, 2010 and 2009 and March 31, 2010, respectively, and $5.8 million and $8.8 million for the six months ended June 30, 2010 and 2009, respectively.

(6)	Represents the elimination of inter-segment transactions.

(7)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)	Represents impairments and other charges recorded for the three months ended June 30, 2009.

(9)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)	International rig years included our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.4 years, 2.3 years and 2.5 years during the three months ended June 30, 2010 and 2009 and March 31, 2010, respectively, and 2.5 years and 2.6 years during the six months ended June 30, 2010 and 2009, respectively.

(11)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2010	2009	2010	2010	2009
Net income (loss) attributable to Nabors (numerator):
Net income (loss) attributable to Nabors	$43,621	$(192,986)	$40,200	$83,821	$(67,816)
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted net income (loss) attributable to Nabors — diluted	$43,621	$(192,986)	$40,200	$83,821	$(67,816)

Earnings (losses) per share:
Basic	$.15	$(.68)	$.14	$.29	$(.24)

Diluted	$.15	$(.68)	$.14	$.29	$(.24)

Shares (denominator):
Weighted-average number of shares outstanding-basic (2)	285,181	283,154	284,672	284,927	283,126
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	4,615	—	6,064	5,339	—
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—

Weighted-average number of shares outstanding — diluted	289,796	283,154	290,736	290,266	283,126

(1)	Diluted earnings (losses) per share for the three and six months ended June 30, 2010 and 2009 and the three months ended March 31, 2010 excluded any incremental shares issuable upon exchange of the 0.94% senior exchangeable notes due 2011. Between 2008 and through June 30, 2010, we purchased approximately $1.3 billion par value of these notes in the open market, leaving approximately $1.4 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. These shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during the three and six months ended June 30, 2010 and 2009 or the three months ended March 31, 2010.

(2)	On July 31, 2009, the exchangeable shares of Nabors (Canada) Exchangeco Inc. (“Nabors Exchangeco”) were exchanged for Nabors common shares on a one-for-one basis. Basic shares outstanding included (1) the weighted-average number of common shares and restricted stock of Nabors and (2) the weighted-average number of exchangeable shares of Nabors Exchangeco: 285.2 million shares cumulatively for the three months ended June 30, 2010; 283.1 million and .1 million shares, respectively, for the three months ended June 30, 2009; 284.7 million shares cumulatively for the three months ended March 31, 2010; 284.9 million shares cumulatively for the six months ended June 30, 2010; and 283.0 million and .1 million shares, respectively, for the six months ended June 30, 2009.
For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 14,894,841 and 35,783,476 shares during the three months ended June 30, 2010 and 2009, respectively; and 10,055,869 shares during the three months ended March 31, 2010; and 12,475,355 and 33,403,319 shares during the six months ended June 30, 2010 and 2009, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because it is considered a participating security.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

			As adjusted to
	Actuals		Exclude Charges
(In thousands, except per share amounts)	(GAAP)	Charges	(Non-GAAP)
2010:	Three Months Ended June 30, 2010

Income (loss) before income taxes	$51,264	$(11,506)	$62,770
Net income (loss) attributable to Nabors	43,621	(12,230)	55,851
Diluted earnings (losses) per share	$0.15	$(0.04)	$0.19

	Six Months Ended June 30, 2010

Income (loss) before income taxes	$100,306	$(33,182)	$133,488
Net income (loss) attributable to Nabors	83,821	(33,415)	117,236
Diluted earnings (losses) per share	$0.29	$(0.11)	$0.40

	Three Months Ended March 31, 2010

Income (loss) before income taxes	$49,042	$(21,676)	$70,718
Net income (loss) attributable to Nabors	40,200	(21,185)	61,385
Diluted earnings (losses) per share	$0.14	$(0.07)	$0.21

2009:	Three Months Ended June 30, 2009

Operating revenues and Earnings (losses) from unconsolidated affiliates	$859,742	$(8,295)	$868,037
Adjusted income (loss) derived from operating activities	73,448	(70,409)	143,857
Income (loss) before income taxes	(208,103)	(297,492)	89,389
Net income (loss) attributable to Nabors	(192,986)	(283,894)	90,908
Diluted earnings (losses) per share	$(0.68)	$(1.00)	$0.32

	Six Months Ended June 30, 2009

Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,993,360	$(83,295)	$2,076,655
Adjusted income (loss) derived from operating activities	272,531	(145,409)	417,940
Income (loss) before income taxes	(50,711)	(372,492)	321,781
Net income (loss) attributable to Nabors	(67,816)	(343,144)	275,328
Diluted earnings (losses) per share	$(0.24)	$(1.21)	$0.97
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SUMMARY OF NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2010	2009	2010	2010	2009

Equity method oil and gas joint venture impairments	$—	$(8,295)	$—	$—	$(83,295)
Goodwill impairment	—	(14,689)	—	—	(14,689)
Impairments of long-lived assets to be disposed of other than by sale	—	(64,229)	—	—	(64,229)
Stock compensation charge	—	(62,114)	—	—	(62,114)
Impairment of oil and gas financing receivable	—	(112,516)	—	—	(112,516)
Other-than-temporary impairment on debt security	—	(35,649)	—	—	(35,649)
Other non-operational items	(11,506)	—	(21,676)	(33,182)	—

Total charges before income taxes	(11,506)	(297,492)	(21,676)	(33,182)	(372,492)

Taxes, net	(724)	13,598	491	(233)	29,348

Total charges after income taxes	$(12,230)	$(283,894)	$(21,185)	$(33,415)	$(343,144)